Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2010 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 are based on the historical financial statements of Teradata Corporation (“Teradata”) and Aprimo, Inc. (“Aprimo”) after giving effect to the acquisition of all the capital stock of Aprimo by Teradata on January 21, 2011, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2010 is presented as if our acquisition of Aprimo had occurred on December 31, 2010. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2010 is presented as if the Aprimo acquisition had occurred on January 1, 2010.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period as we finalize the valuations of the net tangible and intangible assets acquired in connection with our acquisition of Aprimo.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the Aprimo acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating effeciencies and/or cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Teradata included in our Annual Report on Form 10-K for the year ended December 31, 2010, and Aprimo’s historical consolidated financial statements and accompanying notes for its fiscal year ended December 31, 2010 which are included as Exhibit 99.1 to this Form 8-K/A.

TERADATA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2010

	Historical		Pro Forma		Pro Forma
In millions, except per share amounts	Teradata[1]	Aprimo[2]	Adjustments		Combined
Assets
Current Assets
Cash and cash equivalents	$883	$23	$(225	)(a)	$681
Short-term investments	—	2	—		2
Accounts receivable, net	402	23	—		425
Inventories	65	—	—		65
Other current assets	56	10	(8	)(b)(c)	58

Total current assets	1,406	58	(233)		1,231
Property and equipment, net	105	5	—		110
Capitalized software, net	116	—	—		116
Goodwill	136	13	319	(d)	468
Acquired intangible assets	12	—	120	(e)	132
Deferred income taxes	59	—	53	(f)	112
Other assets	49	5	(4	)(b)	50

Total assets	$1,883	$81	$255		$2,219

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$—	$—	$300	(g)	$300
Accounts payable	102	1	—		103
Payroll and benefits liabilities	134	—	—		134
Deferred revenue	263	53	(28	)(h)	288
Other current liabilities	70	4	—		74

Total current liabilities	569	58	272		899
Pension and other postemployment plan liabilities	85	—	—		85
Other liabilities	40	6	—		46

Total liabilities	694	64	272		1,030

Stockholders’ equity
Preferred stock	—	61	(61	)(i)	—
Common stock	2	—	—		2
Paid-in capital	690	23	(23	)(i)	690
Treasury stock	(399)	(1)	1	(i)	(399)
Retained earnings/accumulated deficit	884	(65)	65	(i)	884
Accumulated other comprehensive income (loss)	12	(1)	1	(i)	12

Total stockholders’ equity	1,189	17	(17)		1,189

Total liabilities and stockholders’ equity	$1,883	$81	$255		$2,219

[1]	A reclassification was made to show acquired intangible assets as a separate item on the face of Teradata’s balance sheet. See Note 2 for further discussion.
[2]	Certain reclassifications were made to conform to Teradata’s financial statement presentation. See Note 2 below for further discussion.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

TERADATA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2010

	Historical		Pro Forma		Pro Forma
In millions, except per share amounts	Teradata	Aprimo[2]	Adjustments		Combined
Revenue
Product revenue	$933	$22	$(12	)(j)	$943
Service revenue	1,003	58	(13	)(j)	1,048

Total revenue	1,936	80	(25)		1,991

Costs and operating expenses
Cost of products	306	1	14	(k)	321
Cost of services	542	26	(5	)(k)(l)	563
Selling, general and administrative expenses	526	38	11	(m)	575
Research and development expenses	147	12	0		159

Total costs and operating expenses	1,521	77	20		1,618

Income from operations	415	3	(45)		373
Other expense, net	(1)	(5)	(2	)(n)	(8)

Income before income taxes	414	(2)	(47)		365
Income tax expense	113	0	(19	)(o)	94

Net income	$301	$(2)	$(28)		$271

Net income per weighted average common share
Basic	$1.80				$1.62
Diluted	$1.77				$1.59
Weighted average common shares outstanding
Basic	167.4				167.4
Diluted	170.4				170.4

[2]	Certain reclassifications were made to conform to Teradata’s financial statement presentation. See Note 2 below for further discussion.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2010, and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2010, are based on the historical financial statements of Teradata Corporation (“Teradata”) and Aprimo, Inc. (“Aprimo”) after giving effect to Teradata’s acquisition of Aprimo on January 21, 2011, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of income of Teradata and Aprimo for the year ended December 31, 2010 is presented as if the Aprimo acquisition had taken place on January 1, 2010. The unaudited pro forma condensed combined balance sheet as of December 31, 2010 is presented as if the Aprimo acquisition had occurred on December 31, 2010.

We account for business combinations pursuant to accounting principles generally accepted in the United States of America (“GAAP”). In accordance with GAAP, we recognize separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquire, generally at the acquisition date fair value. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period as we finalize the valuations of the net tangible assets, intangible assets and resultant goodwill. These changes could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited condensed combined financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that would have been reported had the Aprimo acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies, nor does it include the effects of any future restructuring activities, including costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Teradata included in our Annual Report on Form 10-K for the year ended December 31, 2010, and Aprimo’s historical consolidated financial statements and accompanying notes for its fiscal year ended December 31, 2010 which are included as Exhibit 99.1 to this Form 8-K/A.

2. Reclassifications

Given the amount of intangible assets acquired as part of the Aprimo transaction, acquired intangible assets will be shown as a separate line item on the face of Teradata’s consolidated balance sheet. Previously, these acquired intangible assets were included in other assets on the face of its consolidated balance sheet.

The following reclassifications have been made to the presentation of Aprimo’s historical financial statements in order to conform to Teradata’s presentation:

•

Aprimo’s prepaid commissions were reclassified to other current assets, Aprimo’s accrued expenses were reclassified to other current liabilities, and Aprimo’s long-term deferred revenue was reclassified to other liabilities;

•	Aprimo’s recurring revenue, professional services revenue, and perpetual software revenue were reclassified into product revenue and service revenue;

•	Aprimo’s recurring cost of revenue, professional services cost of revenue, and perpetual software cost of revenue were reclassified into product and service cost of revenue.

3. Acquisition of Aprimo, Inc.

On January 21, 2011, Teradata completed its acquisition of 100 percent of the stock of Aprimo, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated December 21, 2010. Aprimo is a global provider of integrated marketing software solutions. Aprimo is being integrated into Teradata’s operations, and the Aprimo organization will support Teradata’s applications strategy, including development, marketing, sales and services. The purpose of this acquisition is to advance Teradata’s position in Integrated Marketing Management, building on Aprimo’s established position.

Preliminary Purchase Price Allocation

Pursuant to our business combinations accounting policy, the total preliminary purchase price for Aprimo was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as of January 21, 2011 as set forth below. The excess of the preliminary purchase price over the preliminary net tangible and preliminary intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities acquired, the valuation of intangible assets acquired, income taxes and residual goodwill. We expect to continue to obtain information to assist us in determining the fair value of the net assets acquired at the acquisition date during the measurement period. Our preliminary purchase price allocation for Aprimo is as follows.

In millions
Cash and cash equivalents	$26
Accounts receivables, net	22
Goodwill	328
Intangible assets	120
Deferred tax assets	53
Other assets	10
Deferred revenue	(25)
Other liabilities	(8)

Total preliminary purchase price	$526

Preliminary Valuations of Intangible Assets Acquired

The following table sets forth the preliminary components of intangible assets acquired in connection with the Aprimo acquisition:

Dollars in millions	Preliminary Fair Value	Weighted Average Useful Life
Customer relationships - subscription, hosting & maintenance, and perpetual software	$37	10 years
Customer relationships - professional services	13	4 years
Developed technology	60	7 years
Trademarks/trade names	10	10 years

Total intangible assets	$120

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To record the amount of the Aprimo acquisition purchase price funded through Teradata’s existing cash.

(b)	To eliminate a total of $8 million in estimated amounts of historical Aprimo deferred services costs associated with unrecognized professional services revenue for work performed for which Teradata has no future performance obligation ($4 million in other current assets and $4 million in long-term other assets).

(c)	To eliminate an estimated $4 million of Aprimo’s historical prepaid commission expense to conform to Teradata’s accounting policy.

(d)	To eliminate Aprimo’s historical goodwill and record the preliminary estimate of goodwill for Teradata’s acquisition of Aprimo.

Dollars in millions	Aprimo Historical Amount	Preliminary Estimate	Increase
Goodwill	$(13)	$332	$319

(e)	To record the preliminary fair value of the intangible assets acquired in connection with Teradata’s acquisition of Aprimo, as outlined in Note 3 above.

(f)	To record $53 million in estimated deferred tax assets attributable to Teradata’s ability to utilize certain net operating loss and tax credit carryforwards from Aprimo.

(g)	To record the short-term borrowings from Teradata’s existing revolving credit facility used to finance the Aprimo acquisition.

(h)	To eliminate the estimated amount of deferred revenue associated with products and services for which Teradata has no remaining performance obligation.

(i)	To eliminate Aprimo’s historical equity.

(j)	To eliminate the recognition of estimated deferred revenues of Aprimo, existing as of January 1, 2010, for which there is no further performance obligation.

(k)	To record estimated amortization expenses from intangible assets of $17 million recognized as part of the acquisition ($14 million in cost of products and $3 million in cost of services).

(l)	To eliminate the recognition of an estimated $8 million in deferred cost of revenues of Aprimo, existing as of January 1, 2010, associated with deferred revenues for which there is no further performance obligation.

(m)	To record an estimated $11 million in transaction and integration costs (not reflected elsewhere) associated with the Aprimo acquisition, including primarily broker fees, due diligence, retention and severance expenses.

(n)	To record estimated interest expense for the $300 million in short-term borrowings from Teradata’s revolving credit facility, used to finance a portion of the Aprimo acquisition, at weighted average rates in effect during 2010.

(o)	To record the estimated pro forma tax impact at the weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Teradata and Aprimo filed consolidated income tax returns during the periods presented.

The difference in estimated equity compensation expenses, between the historical amounts recognized in Teradata’s and Aprimo’s historical financial statements, and pro forma amounts resulting from the acquisition of Aprimo as if it occurred on January 1, 2010, was not significant.